Trading Symbol (LMD:TSX V) Suite 890, 151 Bloor St West Toronto Ontario Canada M5S 1S4 T el : (416) 927-7000 Fax : (416) 927-1222 www.lingomedia.com
PRESS RELEASE	FOR IMMEDIATE RELEASE

Lingo Media Expands into SMS/MMS and Online Markets in China

Toronto, Canada, March 24, 2004 - Lingo Media Inc. (LMD:TSX V; LNGMF:OTC BB), a leading  educational publisher in China, announces that it has signed a Memorandum of Understanding (“MOU”) with Beijing ZRRT Communications Co., Ltd. (“ZRRT”) to establish a strategic partnership in the mobile value added services market in China.

The partnership intends to leverage Lingo Media's established brand and English content with ZRRT's technologies, expertise, and business relationships in the rapidly growing market for SMS/MMS and other mobile value added services in China.

SMS (Short Message Service) is a wireless service available on mobile networks, which enable the transmission and receipt of text messages among mobile phones, PCs, and other digital communication devices.  MMS (Multimedia Messaging Service) offers the same text messaging capabilities of SMS combined with multimedia applications including pictures, audio, and video.  Both of China's mobile network providers, China Unicom and China Mobile, offer SMS and MMS services to their subscribers.

Under terms of the MOU, ZRRT will assist Lingo Media with the development of its mobile value added service business and manage the application process to secure the required licenses in China.      Additionally, ZRRT will provide support to Lingo Media, give technical guidance to its product development, and use its business relationships and expertise to facilitate Lingo Media's market penetration. This strategic partnership is subject to a definitive agreement, which Lingo Media expects will be concluded during the second quarter of 2004.

Lingo Media's expansion into SMS/MMS and other mobile value added services in China, through the development of an online community, will focus on: Edutainment games with English content; English information services such as news, weather and sports; and mobile entertainment services including mobile games, ring tones, wallpapers, and other downloads and applications.

“This strategic partnership will enable Lingo Media to expand our English programs and dramatically increase our user base by creating an online community.” said Michael Kraft, President & CEO of Lingo Media.  “With ZRRT, we will extend Lingo Media's English content into the exciting SMS/MMS and online markets which will introduce new revenue streams to the company."

About Beijing ZRRT Communications Co., Ltd.

Founded in 2003, ZRRT is a leading wireless telecom and Internet service provider in China.  In 2003, ZRRT formed a strategic alliance with Sun Microsystems, Inc. (Nasdaq:SUNW) and China Unicom (NYSE:CHU), the world's largest CDMA telecommunications provider, to develop and deliver Java technology based mobile applications and services under the brand "UniJa" to over 90 million China Unicom subscribers.

About Lingo Media Inc.

Lingo Media is a leading publisher of English language learning programs in China, incorporating print, audio/video cassette and CD-based products for students and teachers from pre-school through university.  Founded in 1996, Lingo Media has an established presence in the Chinese educational market of more than 200 million English language students.  To date, over 50 million units from Lingo Media's library of more than 200 program titles have been published and sold in China.

For further information, contact:

For Lingo Media Inc. Gerry Belanger Jr., Corporate Development Tel: (416) 927-7000, ext. 28 Toll Free Tel: (866) 927-7011 Email: gbelanger@lingomedia.com To learn more, visit www.lingomedia.com	For Beijing ZRRT Communications Co., Ltd. Stone Chen, Senior Consultant Tel: (86-10) 67146660 Email: stonechen@zrrt.com To learn more, visit: www.zrrt.com

Portions of this press release include "forward-looking statements", which may be understood as any statement other than a statement of historical fact.  Forward-looking statements contained in this press release are made pursuant to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.  Actual results may vary materially from management's expectations and projections expressed in this press release.  Certain factors that can affect the Company's ability to achieve projected results are described in the Company's Annual Report 20-F and other reports filed with the Securities and Exchange Commission.

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